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                                                                    Exhibit 99.2
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Zany Brainy Signs Agreement for the Restructuring of Its Operations

07/10/2001
PR Newswire
(Copyright (c) 2001, PR Newswire)
Transaction Expected to Close before Labor Day

KING OF PRUSSIA, Pa. and LOS ANGELES, July 10 /PRNewswire/ -- Zany Brainy, Inc. (OTC Bulletin Board: ZANYQ), a leading specialty retailer of high quality toys, games, books and multimedia products, announced today that the Company has signed an agreement pursuant to which Waterton Management, LLC, or its affiliates, have agreed to fund approximately $115 million which Zany Brainy will utilize in the reorganization of its business operations and ultimate emergence from bankruptcy. Zany Brainy filed for Chapter 11 bankruptcy protection on May 15, 2001. The Official Committee of Unsecured Creditors has indicated its support for the proposed transaction, which is subject to Bankruptcy Court approval.

"In a market that is riddled by consolidation and liquidation, one brand consistently stands out in terms of providing the merchandise and shopping experience that kids love and parents trust. That brand is Zany Brainy," said Kenneth J. Abdalla, managing member of Waterton Management. "Zany Brainy's Chapter 11 filing was about liquidity. Zany Brainy has a strong brand, excellent store locations, and hard working and talented employees and management. Working with Tom Vellios, Zany Brainy's President and Chief Executive Officer, and his team, we see the opportunity to build on Zany Brainy's focus on providing the foremost shopping experience for young families and becoming an even greater force in the marketplace."

Upon receiving Bankruptcy Court approval, which is expected to occur in August, Zany Brainy will transfer substantially all of its employees, assets and certain liabilities, including post-petition trade payables and store leases, to a newly created subsidiary whose operations are not subject to the Bankruptcy Court proceedings. Waterton Management will arrange for a new secured loan facility for this subsidiary. Zany Brainy will utilize cash received from the new subsidiary to pay off the existing Debtor-in-Possession facility, pay certain other expenses and obligations and, under a plan of reorganization, fund payments to its unsecured creditors. The new operating subsidiary will also retain substantial working capital at the time of closing.

As soon as practicable after the closing, Zany Brainy intends to file a plan of reorganization. Provided that Zany Brainy meets its sales targets and other projections prior to closing, it is anticipated that unsecured creditors will receive a distribution on their pre-petition claims in the range of fifteen to twenty cents on the dollar. Existing Zany Brainy shareholders are not expected to receive any distribution.

"Our filing for Chapter 11 eight weeks ago was a strategic move to address the Company's financial and operational issues in order to restore the Company to health and position Zany Brainy for the future," said Tom Vellios. "This transaction will provide the
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Company and our associates with a great opportunity to build on our leadership position and reach the full potential of the Zany Brainy brand."

Vellios continued, "The fact that we were able to structure this transaction in only two months is a real testament to the strength of the brand, the supportive position of the trade and commitment of the Waterton Management team. Almost immediately after the filing, we were able to secure the hottest products of the summer. And our associates did an excellent job of focusing on service to minimize the impact of our Chapter 11 status on our customers."

Alexander Cappello, Chairman and CEO of Cappello Group, Inc., financial advisors to Waterton Management stated, "We believe that the restructured and recapitalized Zany Brainy will serve as a strong platform, with the critical mass sufficient to be the premier specialty retailer of educational and developmental toys and games in the 12 years and under category. As a result of this restructuring, Zany Brainy will emerge as a well-capitalized and focused enterprise."

"I congratulate Tom Vellios and the Zany Brainy management team for structuring a transaction that will allow Zany Brainy to restructure prior to the critical holiday selling season. Demand for high quality specialty toys continues to grow, and Zany Brainy is extremely well positioned to be the leading destination for toys that encourage creative, safe and fun play for kids of all ages," said John Lee, President of Learning Curve International and a Co-Chair of the Official Creditors' Committee. "I support this transaction because it will provide the resources to help Zany Brainy reach that goal and that outcome is positive for all vendors targeting this market."

About Zany Brainy:

Zany Brainy, Inc. is a leading specialty retailer of high quality toys, games, books and multimedia products for kids. The Company combines distinctive merchandise offering with superior customer service and in-store events to create an interactive, kid-friendly and exciting shopping experience for children and adults. The Company presently operates 187 stores in 34 states.

About Waterton Management, LLC

Waterton Management is a private investment entity located in Los Angeles, CA.

Safe Harbor:

Certain statements in this release, including statements regarding the closing of both steps of the transaction and the timing of such steps, the ability to strengthen the brand, the distribution to the unsecured creditors, the opportunity for our employees and the prospects for the Company, are forward-looking statements within the meaning of the Private Securities Litigation
Reform Act. Actual results may differ materially from those indicated in such statements due to a number of factors, including challenges arising from Zany Brainy's Chapter 11 filing, the execution of definitive documents, the need for support from the general unsecured creditors and for Bankruptcy Court Approval, the level of trade support, changes in consumer spending patterns and in demand for both
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core and popular products. Additional information of factors that may affect the business and financial results of Zany Brainy can be found in filings of the Company with the Securities and Exchange Commission. The forward-looking statements included in this document are based on information available to Zany Brainy as of the date of this release, and Zany Brainy assumes no obligation to update any of these statements.

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/CONTACT: Carreen Winters of The MWW Group, Public Relations, 201-507-9500,
cwinters@mww.com, for Zany Brainy, Inc.; or Alexander Cappello for Waterton Management, LLC, ac@cappellocorp.com/ 22:14 EDT
Contact: /CONTACT: Carreen Winters of The MWW Group, Public Relations, 201-507-9500, cwinters@mww.com, for Zany Brainy, Inc.; or Alexander Cappello for Waterton Management, LLC, ac@cappellocorp.com/ 22:14 EDT